EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82172, 333-92611 and 333-91208 of State Bancorp, Inc., on Form S-8 and Registration Statement No. 333-40424 of State Bancorp, Inc., on Form S-3 of our report dated March 13, 2008, relating to the consolidated financial statements of State Bancorp, Inc. and to the effectiveness of internal control over financial reporting of State Bancorp, Inc. appearing in this Annual Report on Form 10-K of State Bancorp, Inc. for the year ended December 31, 2007.

Crowe Chizek and Company LLC

Livingston, New Jersey
March 13, 2008